Exhibit 99.1

Dell Technologies Names Jeff Clarke as Chief Operating Officer

Bill Scannell to lead Global Sales, following decision by Marius Haas,
Chief Commercial Officer, to retire from the company

ROUND ROCK, TX - Dec. 2, 2019 - Dell Technologies (NYSE:DELL) announces Jeff Clarke as its chief operating officer (COO) and vice chairman. Most recently, Clarke served as vice chairman of Products & Operations.

“Jeff has been a trusted advisor to me for more than 30 years,” said Michael Dell, chairman and CEO, Dell Technologies. “Jeff is well regarded by the industry, our board, key stakeholders and team members. The way he intersects our technology vision with operational excellence makes him the ideal COO and partner.”

As COO, Clarke will retain his current responsibilities leading Client Solutions Group, Infrastructure Solutions Group, Global Supply Chain and working with Pat Gelsinger, VMware CEO, to drive innovation and integration across Dell Technologies. In his expanded role, Clarke will have oversight of day-to-day business operations working closely with Dell and the Dell Technologies’ executive leadership team (ELT). Clarke and the ELT continue to report to the CEO.

Dell Technologies also informed its team today of Chief Commercial Officer Marius Haas’ decision to retire from the company at the end of this fiscal year. Bill Scannell, currently president of Enterprise Sales and Customer Operations, will add Commercial and Partner Sales to his responsibilities and become the new president of the combined Sales organization.

“Marius’ contributions to Dell Technologies will far outlast the seven years he has been with the company. I thank him for his leadership and wish him all the best as he begins this next chapter,” said Dell. “Given this change, we have the perfect opportunity to consolidate our sales organizations under the leadership of Bill Scannell. Bill is an outstanding leader, known for his customer-first mindset, who will ensure the best experience for our customers and team as we make this transition.”

About Dell Technologies
Dell Technologies (NYSE:DELL) is a unique family of businesses that helps organizations and individuals build their digital future and transform how they work, live, and play. The company provides customers with the industry’s broadest and most innovative technology and services portfolio spanning from edge to core to cloud.